Exhibit 10.2
EXECUTION
COPY
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) by and between Lions Gate Entertainment Corp. (“Lions Gate”) and Jon Feltheimer (“Feltheimer”) is entered into as of September 20, 2006 (the “Effective Date”). The employment agreement entered into as of August 15, 2003, between Feltheimer and Lions Gate (“Prior Agreement”) is hereby amended and restated in its entirety.
     The parties hereby agree as follows:
     1. Employment. Lions Gate hereby employs Feltheimer to serve in the capacity of Chief Executive Officer (“CEO”) and a member of Lions Gate’s board of directors (the “Board”) on the terms and conditions set forth herein. Feltheimer shall have such powers and authority with respect to the management of Lions Gate consistent with his position hereunder as shall be determined by the Board. All employees of Lions Gate, its divisions and subsidiaries shall report to Feltheimer and he shall have hiring and firing authority over same; provided, however, that subject to prior good faith consultation with Feltheimer, the Board shall have the right to instruct Feltheimer to terminate any such employee with respect to whom it believes in good faith it has “Cause” (as defined in subpart 14(a)(iii) below) and may thereafter terminate such employee if Feltheimer elects not to do so. Feltheimer shall be responsible to and report solely to the Board.
     2. Term. Feltheimer’s employment term under this Agreement shall commence on the Effective Date and continue through and including March 31, 2011 (the “Term”).
     3. Base Salary. From the Effective Date through March 31, 2007, Lions Gate shall pay Feltheimer an annual fixed salary of US$850,000, payable in equal installments in accordance with Lions Gate’s standard payroll practices. Commencing on April 1, 2007, and continuing through the remaining Term of this Agreement, Lions Gate shall pay Feltheimer an annual fixed salary of US$1,200,000 payable in equal installments in accordance with Lions Gate’s standard payroll practices (the “Base Salary”).
     4. Discretionary Annual Bonus. Feltheimer is eligible to receive a discretionary annual bonus (the “Discretionary Bonus”) based on Lions Gate’s fiscal year in an amount to be determined in the sole and absolute discretion of Lions Gate’s Compensation Committee, using the following criteria (with no emphasis to be derived from the order in which they appear) to arrive at their decision: EBITDA; revenue and bottom line performance; Lions Gate’s ability to pay such bonus; earnings; free cash-flow levels; debt reduction; and share price increase. For the fiscal year beginning on April 1, 2007, Lions Gate will also, in addition to the foregoing criteria, be guided, informally, by a formula of 100% of base salary, if annual targets are met, but the Compensation Committee will also consider other criteria, such as transformative transactions completed by the Company. The Discretionary Bonus, if any, shall be payable in a timely manner, but in any event when bonuses, if any, are generally given to Lions Gate’s other senior-level employees and in no event later than June 30 of each year during the Term, and, in addition, June 30 of 2011 (for bonus amounts based on the fiscal year ending March 31, 2011).
     4A. Life and Disability Insurance. During the Term, Lions Gate shall provide Feltheimer with life and disability insurance policies providing Feltheimer (or his estate, as applicable) with US$2,000,000 in benefits.

     5. Stock Price Bonus. If, during the Term, the volume-weighted average of the median (between the high and low of each trading day) daily Company stock price is not less than US$13.00 per share for a period of six (6) consecutive months then Lions Gate shall pay Feltheimer a one time bonus (in addition to any Base Salary, Discretionary Bonus, Restricted Stock Units (as defined below), Option (as defined below) or Benefits (as defined below) payable pursuant to this Agreement) in the sum of US$750,000 (the “Stock Price Bonus ”) within five (5) business days following the satisfaction of the preceding condition.
     In addition, if during the Term the volume-weighted average of the median (between the high and low of each trading day) daily Company stock price is not less than US$16.00 per share for a period of six (6) consecutive months then Lions Gate shall pay Feltheimer a one time additional Stock Price Bonus of US$750,000 within five (5) business days following the satisfaction of the preceding condition.
     In addition, if during the Term the volume-weighted average of the median (between the high and low of each trading day) daily Company stock price is not less than US$19.00 per share for a period of six (6) consecutive months then Lions Gate shall pay Feltheimer a one time additional Stock Price Bonus of US$750,000 within five (5) business days following the satisfaction of the preceding condition.
     For the avoidance of doubt, Feltheimer shall not be entitled to receive the Stock Price Bonus at any specified target more than one time during the Term and the maximum aggregate bonus that could be payable to Feltheimer under any scenario during the Term pursuant to this Paragraph 5 is US$2,250,000; provided further that a single rise in stock price can trigger all three Stock Price Bonuses.
     Notwithstanding the foregoing, if on or before the time a Stock Price Bonus(es) becomes payable an applicable bank has declared Lions Gate to be in material default of any of its bank covenants, and such default is directly attributable to Feltheimer’s negligent disregard of any such covenants (of which he has received notice) or his negligent supervision of any of his direct reports, Feltheimer shall not be entitled to such Stock Price Bonus(es); provided, however, the foregoing shall be subject to mandatory binding arbitration as set forth in Paragraph 21(f) below should Feltheimer dispute Lions Gate’s position with respect thereto.
     6. Restricted Stock Units.
          (a) Grant of Restricted Stock Units. Provided that Feltheimer’s employment hereunder has not previously been terminated for cause (as defined herein), death, or disability (as defined herein) and subject to regulatory approval, if required, Feltheimer shall be granted a total of 640,000 Restricted Stock Units (“RSUs”) according to the following schedule: (i) 320,000 time vesting RSUs shall be granted promptly following the date hereof (the “Time Vesting RSUs”); (ii) 320,000 performance vesting RSUs shall be granted in four (4) annual grants (one-fourth for each year) on April 1, 2007, April 1, 2008, April 1, 2009, and April 1, 2010 (the “Performance Vesting RSUs”). Such RSUs shall be payable upon vesting in an equal number of common shares of Lions Gate. The foregoing RSUs shall be in addition to any equity interest (whether options, warrants or otherwise) granted to Feltheimer, previously or otherwise, pursuant to any employment agreement or otherwise (collectively, the “Pre-existing Equity”).

          (b) Date of Vesting. Subject to Feltheimer’s continued employment hereunder through the relevant vesting date, the RSUs shall vest as follows:
               (i) The Time Vesting RSUs (320,000 RSUs) shall vest in four (4) equal annual installments with the first such installment vesting on September 20, 2007, and the last vesting on September 20, 2010.
               (ii) The Performance Vesting RSUs shall be eligible to vest on an annual schedule with the first grant being eligible to vest on March 31, 2008, the second on March 31, 2009, the third on March 31, 2010, and the fourth on March 31, 2011 (each, a “Performance Vesting Date”); provided, however, that the vesting of the RSUs on each such Performance Vesting Date shall be subject to satisfaction of annual Company performance targets approved in advance by the Compensation Committee for the twelve (12) month period ending on such Performance Vesting Date. The RSUs provided for by this Section 6(b)(ii) shall vest on a sliding scale basis if the Company performance targets have not been fully met for a particular year. For purposes of example only, if seventy five (75) percent of Company targets have been met for a particular year, seventy five (75) percent of the grant for that year would vest. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, provide that any or all of the RSUs scheduled to vest on any such Performance Vesting Date shall be deemed vested as of such date even if the applicable performance targets are not met. Furthermore, the Compensation Committee may, in its sole discretion, provide that any RSUs scheduled to vest on any such Performance Vesting Date that do not vest because the applicable performance targets are not met may vest on any future Performance Vesting Date if the performance targets applicable to such future Performance Vesting Date are exceeded.
          (c) Acceleration of Vesting: If the vesting of the RSUs are accelerated pursuant to Paragraph 9(b) or Paragraph 14(c)(iii) below, then the foregoing requirement that Feltheimer be an employee shall not apply with respect to any of the foregoing vesting dates.
          (d) Failure to Obtain Shareholder or Regulatory Approval: If shareholder or regulatory approval of the grant of the RSUs is necessary and Lions Gate is unable to obtain such approval for all or any portion of the RSUs, then Feltheimer shall be entitled to alternative commensurate compensation, the details of which shall be negotiated in good faith.
     7. Options.
          (a) Grant of Options. Provided that Feltheimer’s employment hereunder has not been terminated for cause (as defined herein), death or disability (as defined herein), and subject to shareholder approval thereof (which Lions Gate acknowledges has been received to the extent required) and regulatory approval, if required, Feltheimer shall be granted an option to purchase 1,050,000 shares of Lions Gate stock (the “Options”) at a per-share exercise price equal to the closing price of a Lions Gate common share on the date the Options are granted. The foregoing Options shall be in addition to any Pre-existing Equity as well as the RSU grants provided for in this Agreement.
          (b) Date of Vesting; Date Exercisable. Subject to Feltheimer’s continued employment hereunder, the Options shall vest and become exercisable as to 262,500 shares on each of September 20, 2007, September 20, 2008, September 20, 2009 and September 20, 2010; provided, however, if the vesting of the Options and rights to exercise are accelerated pursuant to Paragraph 9(b) or Paragraph 14(c)(iii) below, then the foregoing requirement that Feltheimer be an employee shall not apply with respect to any of the foregoing vesting dates.
          (c) Offset; Favored Nations. Lions Gate agrees that the Options shall be provided under the most favorable circumstances allowed for senior executives under the plan governing such options. Except as otherwise expressly provided herein, the Pre-existing Equity shall continue to be subject to the terms and conditions of the agreement(s) pursuant to which it was originally granted.
          (d) Failure to Obtain Shareholder or Regulatory Approval. If Lions Gate’s shareholders fail to approve Company’s grant of the Options (in this regard, Lions Gate acknowledges that plan approval has already been obtained), or if regulatory approval of the grant of the Options is necessary and Lions Gate is unable to obtain such approval for all or any portion of the Options, then Feltheimer shall be entitled to alternative commensurate compensation, the details of which shall be negotiated in good faith.
          (e) Term of Pre-Existing Equity. Notwithstanding anything to the contrary contained in this Agreement, Paragraph 6(e) of the Prior Agreement shall remain in effect as to any Pre-Existing Equity (as defined therein) held by Feltheimer as of August 15, 2003 as if this Agreement had not been executed and the term of such Pre-Existing Equity shall remain extended, as provided for in the Prior Agreement, through and including September 30, 2007, but not beyond that date.
     8. Stock Appreciation Rights. Feltheimer and the Company hereby agree to the cancellation of the 375,000 stock appreciation rights (“SARs”) which were granted to Feltheimer pursuant to his December 11, 2001 Agreement, and which are currently vested, have a strike price of US$5.00 and expire on September 30, 2007. In exchange for the cancellation of such SARs, the Company agrees to pay Feltheimer US$2.1 million (subject to all applicable tax withholdings) promptly following the date hereof. Feltheimer agrees that, upon such payment, he will no longer have any rights with respect to such SARs.
     9. Change of Control. In the event of a “Change of Control” as defined below, the following shall apply:
          (a) Change of Control definition. For purposes of this Agreement, the term “Change of Control” shall mean:
               (i) if any person, other than a trustee or other fiduciary holding securities of Lions Gate under an employee benefit plan of Lions Gate, becomes the beneficial owner, directly or indirectly, of securities of Lions Gate representing 33% or more of the outstanding shares of common stock of Lions Gate as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate;
               (ii) if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there is a sale or disposition of 33% or more of Lions Gate’s assets (or consummation of any transaction, or series of related transactions, having similar effect);
               (iii) if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there occurs a change or series of changes in the composition of the Board as a result of which half or less than half of the directors are incumbent directors;
               (iv) if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, a shareholder or group of shareholders acting in concert obtain control of 33% or more of the outstanding shares;
               (v) if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, a shareholder or group of shareholders acting in concert obtain control of half of the Board;
               (vi) if there is a dissolution or liquidation of Lions Gate; or
               (vii) if there is any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.
          (b) Unvested Restricted Stock Units/Options. If a Change in Control occurs while Feltheimer is employed by Lions Gate hereunder:
               (i) Any then-unvested portion of the RSUs granted pursuant to Section 6(b)(i) above and any then-unvested portion of the Options shall immediately and fully vest, and the Options shall become immediately and fully exercisable.
               (ii) The RSUs granted pursuant to Section 6(b)(ii) above that are eligible to vest on the next Performance Vesting Date after the date of such Change in Control (but not including any RSUs that were eligible to vest on any preceding Performance Vesting Date and did not vest on such date) shall immediately and fully vest. Unless otherwise provided by the Compensation Committee, any RSUs that have not vested after giving effect to the foregoing sentence shall immediately terminate.
          (c) Severance.
               (i) If, in connection with a Change of Control, Feltheimer’s employment by Lions Gate is terminated for any reason, excepting only termination for cause (as set forth in Paragraph 14(a)(iii) below) or termination at Feltheimer’s election (pursuant to Paragraph 9(c)(ii) below), then notwithstanding anything to the contrary in Paragraph 14 below Feltheimer shall be entitled to the payment of US$2,500,000 within five (5) business days of such termination and shall continue to be entitled to the continued payment of Base Salary through the normal expiration of the Term;
               (ii) For a period of thirty (30) days following the effective date of the Change of Control (i.e., the date of the formal closing of the transaction), Feltheimer shall have the right, exercisable in his sole discretion, to terminate his employment hereunder by giving written notice thereof to Lions Gate within such thirty (30) day period, in which event Feltheimer shall be entitled to the payment of US$2,500,000 within five (5) business days of such termination; provided, however, that Feltheimer shall not be entitled to the further payment of Base Salary beyond any such amounts that are then accrued but unpaid; and
          (d) Waiver of Stock Price Bonus Condition Precedent. If at the time of the effective date of a Change of Control Lions Gate’s share price is US$13.00, $16.00 or $19.00 per share or greater than any of the foregoing, then Lions Gate shall pay Feltheimer any applicable Stock Price Bonus(es) associated with such Lions Gate share price as set forth in Paragraph 5 above, without regard to the potential condition precedent or reduction set forth in Paragraph 5 above, within five (5) business days following such Change of Control.
          (e) Section 280G. Notwithstanding any other provision in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Feltheimer under any other Lions Gate plan or agreement (such payments or benefits are collectively referred to as the “Payments” for purposes of this Section 9(e)) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then this Section 9(e) shall apply to the Payments:
               (i) Lions Gate and Feltheimer shall promptly negotiate in good faith an allocation of the Payments as between (A) a severance/parachute payment and (B) a consulting fee for Feltheimer’s post-Term non-exclusive consulting services to Lions Gate so as to minimize the amount of the Excise Tax.
               (ii) In the event that it is not possible or practicable in the circumstances to make the allocation contemplated by Section 9(e)(i) above, either clause (x) or clause (y) shall apply, whichever would result in Feltheimer retaining the greatest amount of the Payments on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), where (x) and (y) are as follows:
(x)	The Payments shall be reduced (but not below zero) such that the total amount of the Payments is $1 less than would cause the Payments to be subject to the Excise Tax (such reduced amount is referred to hereinafter as the “Limited Payment Amount”). Unless Feltheimer shall have given prior written notice specifying a different order to Lions Gate to effectuate the Limited Payment Amount, Lions Gate shall reduce or eliminate the Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Feltheimer pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Feltheimer’s rights and entitlements to any benefits or compensation.

(y)	Feltheimer shall be entitled to retain the full amount of the Payments. Lions Gate shall make a “gross-up” payment to Feltheimer equal to the amount of such Excise Tax together with any additional taxes and Excise Tax due on the amount of such gross-up payment; provided that in no event shall Lions Gate be obligated to make any payment to Feltheimer pursuant to this sentence in excess of US$150,000. Except for such gross-up payment in the maximum amount of US$150,000, Feltheimer shall be solely responsible for the payment of the Excise Tax and any and all other tax obligations with respect to such payment and the Payments (and subject to any withholding obligations that Lions Gate may have with respect to such payment and the Payments).
               For purposes of this Section 9(e)(ii), a determination as to whether the Payments shall be reduced to the Limited Payment Amount, the amount of such Limited Payment Amount and the amount of any gross-up payment (up to the US$150,000 maximum) shall be made by Lions Gate’s independent public accountants or another certified public accounting firm of national reputation mutually approved by Lions Gate and Feltheimer (the “Accounting Firm”). Lions Gate and Feltheimer shall use their reasonable efforts to cause the Accounting Firm to provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Lions Gate and Feltheimer within five (5) days of the date of termination of Feltheimer’s employment, if applicable, or such other time as requested by Lions Gate or Feltheimer (provided Feltheimer reasonably believes that any of the Payments may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by Feltheimer with respect to any Payments, Lions Gate and Feltheimer shall use their reasonable efforts to cause the Accounting Firm to furnish Feltheimer with an opinion reasonably acceptable to Feltheimer that no Excise Tax will be imposed with respect to any such Payments. Unless Feltheimer provides written notice to Lions Gate within thirty (30) days of the delivery of the Determination to Feltheimer that he disputes such Determination, the Determination shall be binding, final and conclusive upon Lions Gate and Feltheimer.
     10. Benefits. During the Term, Feltheimer shall be entitled to no less than all benefits provided by Lions Gate to senior-level employees including, without limitation, the right to participate in Lions Gate’s medical insurance and retirement plans and, subject to the approval of the Board, appropriate incentive/bonus compensation plans (the “Benefits”). Without limiting the foregoing, Lions Gate agrees that the Benefits will be no less favorable to Feltheimer in every respect than the benefits Feltheimer currently receives from Lions Gate. Without limiting the foregoing, (a) when Feltheimer is traveling out of town for business related purposes he shall be entitled to a US$50 per day per diem for business related tips and taxi expenses, without receipts, (b) Feltheimer shall be entitled to a flat US$35 per week for local and out of town business related parking charges, without receipts, and (c) Lions Gate shall reimburse Feltheimer up to a maximum amount of US$1,000 per month for monthly membership dues for a private club of Feltheimer’s choice in New York, New York, which Feltheimer shall use for business related purposes. Notwithstanding the foregoing, nothing contained in this Agreement shall obligate Lions Gate to adopt or implement any Benefits, or prevent or limit Lions Gate from making any blanket amendments, changes, or modifications of the eligibility requirements or any other provisions of, or terminating, in its entirety, any Benefit at any time, and Feltheimer’s participation in or entitlement under any such Benefit shall at all times be subject in all respects thereto. Feltheimer’s entitlement to the Benefits shall be in addition to the Base Salary, the Discretionary Bonus, the RSUs, the Stock Price Bonus (if any) and the Options. Feltheimer shall be entitled to take paid time off without a reduction in salary, subject to the demands and requirements of Feltheimer’s duties and responsibilities under the Agreement. Feltheimer shall not accrue any vacation.
     11. Office/Personnel. During the Term, Lions Gate shall provide Feltheimer with parking, and an office and secretarial assistance for his exclusive use, all in accordance with his reasonable requirements and commensurate with his title, duties and responsibilities.
     12. Business Expenses. Lions Gate shall, consistent with its normal practice, promptly reimburse Feltheimer for all travel, entertainment and other reasonable business expenses incurred by him in promoting the business of Lions Gate. Feltheimer shall be entitled to reimbursement of travel, business and entertainment expenses at a level commensurate with his position as CEO, consistent with Lions Gate’s then-normal practices for an executive at Feltheimer’s level.
     13. Devotion of Time/Services. Feltheimer recognizes that consistent with his position as CEO he is required to devote all of his business time and services to the business and interests of Lions Gate and, due to Feltheimer’s high level position, failure to do so would cause a material and substantial disruption to Lions Gate’s operations. Consistent with the foregoing, Feltheimer agrees that he shall not undertake any activity that is in direct conflict with the essential enterprise related interests of Lions Gate. Notwithstanding the foregoing, Feltheimer shall retain the right to engage in pre-existing outside consulting activities (which shall be minimal), passive (whether or not pre-existing) investment activities, charitable activities and/or political activities so long as the activities do not directly conflict or interfere with Feltheimer’s duties under this Agreement.
     14. Termination.
          (a) Lions Gate’s Right To Terminate. Lions Gate shall have the right to terminate this Agreement prior to the expiration of the Term only for the following reasons:
               (i) upon the death of Feltheimer;
               (ii) by giving written notice of termination to Feltheimer during the continuance of any Disability (as defined below) at any time after he has been unable to perform the material services or material duties required of him in connection with his employment by Lions Gate as a result of physical or mental Disability (or disabilities) which has (or have) continued for a period of twelve (12) consecutive weeks, or for a period of sixteen (16) weeks in the aggregate, during any twelve (12) consecutive month period. Notwithstanding any other provision herein, during any period of Disability hereunder which lasts for more than two (2) consecutive weeks, in its exercise of good faith business judgment, and in consultation with Feltheimer (if practical), the Board may appoint an interim CEO to fulfill the duties and responsibilities of Feltheimer and such appointment shall not be deemed a breach of this Agreement; provided, however, that upon the termination of Feltheimer’s Disability Feltheimer shall immediately resume the position of sole CEO and his duties and responsibilities in accordance with the terms of this Agreement and the interim CEO shall cease serving in such capacity. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which renders Feltheimer unable to perform the essential functions of his position, with even reasonable accommodation which does not impose an undue hardship on Lions Gate. Lions Gate reserves the right, acting reasonably and in good faith, to make the determination of Disability under this Agreement based upon information supplied by Feltheimer and/or his medical personnel, as well as information from medical personnel (or others) selected by Lions Gate or its insurers;
               (iii) by giving written notice of termination for cause. “Cause” as used herein means: (A) conviction of a felony, except a felony relating to a traffic accident or traffic violation; (B) gross negligence or willful misconduct with respect to Lions Gate, which shall include, but is not limited to theft, fraud or other illegal conduct, refusal or unwillingness to perform employment duties, sexual harassment, any willful (and not legally protected act) that is likely to and which does in fact have the effect of injuring the reputation, business or a business relationship of Lions Gate, violation of any fiduciary duty, and violation of any duty of loyalty; or (C) any material breach of this Agreement by Feltheimer; provided, however, Lions Gate shall not terminate Feltheimer’s employment hereunder pursuant to this Paragraph 14(a)(iii)(C) unless it shall first give Feltheimer written notice of the alleged defect and the same is not cured within fifteen (15) business days of such written notice; or
               (iv) by giving notice of termination without cause.
          (b) Feltheimer’s Right To Terminate. Feltheimer’s employment with Lions Gate may be terminated by Feltheimer for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
               (i) without the written consent of Feltheimer, any action by Lions Gate that results in a material diminution in Feltheimer’s position, authority, duties or responsibilities as in effect on the date Feltheimer executes this Agreement, including without limitation inserting any other person in the chain of authority between Feltheimer and the Board, but excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Lions Gate promptly after receipt of written notice thereof given by Feltheimer;
               (ii) without the written consent of Feltheimer, a material change in any of the reporting relationships (up or down), excluding for this purpose (A) the Board’s instruction to terminate a lower employee pursuant to Paragraph 1 above and Feltheimer’s refusal to do so or (B) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Lions Gate promptly after receipt of written notice thereof given by Feltheimer;
               (iii) a reduction of Feltheimer’s Base Salary, Stock Price Bonus (when payable), RSUs (and/or related vesting and exercise rights), Options grant (and/or related vesting and exercise rights) or the Benefits as in effect on the commencement of the Term or as the same may be increased from time to time;

               (iv) a Change of Control as set forth in Paragraph 9(c)(ii) above, provided that Feltheimer’s right to terminate pursuant to said Paragraph shall be limited as set forth therein; or
               (v) any material breach of this Agreement by Lions Gate.
     Good Reason shall not include death or disability. Feltheimer’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Feltheimer shall provide Lions Gate written notice of any claimed event of Good Reason and Lions Gate shall have an opportunity to cure any claimed event of Good Reason within fifteen (15) business days of notice from Feltheimer. Lions Gate shall notify Feltheimer of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and upon receipt of written notice from Feltheimer of his concurrence that a cure has been effectuated, any notice of termination delivered by Feltheimer based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate this Agreement.
          (c) Effect of Termination.
               (i) With Cause. If Lions Gate terminates this Agreement “for cause” as defined above, Lions Gate shall have no further obligation to pay Feltheimer any compensation other than accrued but unpaid (A) Base Salary, (B) Stock Price Bonus, (C) expense reimbursement and (D) vacation pay, if any. Notwithstanding the foregoing, Lions Gate shall have no obligation to pay any Stock Price Bonus under this Paragraph 14(c)(i) if this Agreement is terminated based on Feltheimer’s commission of a material fraud against Lions Gate; provided, however, any such material fraud shall have been determined by binding arbitration as set forth in Paragraph 21(f) below;
               (ii) Death or Disability. In the event of the termination of this Agreement for death or disability, Lions Gate shall have the obligation to pay Feltheimer’s estate or Feltheimer, as applicable: (A) any accrued Base Salary to the extent not theretofore paid; (B) any accrued vacation pay to the extent not theretofore paid; (C) any Stock Price Bonus if accrued and theretofore not paid; and (D) any theretofore unreimbursed business expenses of Feltheimer. If on the date of death or termination for disability the volume-weighted average median stock price of Lions Gate’s stock for the immediately prior four (4) month (or longer) period is US$13.00, $16.00, or $19.00 per share or greater, then the applicable Stock Price Bonus(es) shall be paid in full if it otherwise becomes payable in accordance with the conditions set forth in Paragraph 5 above applied without regard to the early termination of this Agreement. If on the date of death or termination for disability the volume-weighted average median stock price of Lions Gate’s stock for the immediately prior period of less than four (4) months is US$13.00, $16.00, or $19.00 per share or greater, then a pro-rated share of the applicable Stock Price Bonus(es) shall be paid if the Stock Price Bonus(es) otherwise becomes payable in accordance with the conditions set forth in Paragraph 5 above applied without regard to the early termination of this Agreement (i.e., if the target was achieved over the two (2) month period immediately prior to termination for death or disability and four (4) months later the target was achieved for the whole six (6) month period, then Feltheimer (or his estate, if applicable) would receive one third (1/3) of the applicable Stock Price Bonus(es)); and

               (iii) Without Cause or Termination by Feltheimer for Good Reason. If Lions Gate terminates Feltheimer’s employment without cause, or Feltheimer terminates his employment with Company for Good Reason, then Lions Gate shall continue to pay Feltheimer as if the Agreement had not been terminated (i.e., Base Salary will continue to be paid in accordance with Lions Gate’s standard payroll practices), or, if Feltheimer so elects, in a lump sum, the present value (using the then prevailing rate of interest charged to Lions Gate by its principal lender as the discount rate) of, the following amounts: (A) the sum of Feltheimer’s Base Salary through the expiration of the Term to the extent not theretofore paid, except that such Base Salary shall not be payable if Feltheimer’s termination was at his election pursuant to Paragraph 9(c)(ii) above; (B) any accrued vacation pay to the extent not theretofore paid; and (C) any theretofore unreimbursed business expenses of Feltheimer. In addition to any vested portion of the Options, (i) any then-unvested portion of the RSUs granted pursuant to Section 6(b)(i) above and any then-unvested portion of the Option shall immediately and fully vest, and the Option shall become immediately and fully exercisable, and (ii) the RSUs granted pursuant to Section 6(b)(ii) above that are eligible to vest on the next Performance Vesting Date after the date of such termination (but not including any RSUs that were eligible to vest on any preceding Performance Vesting Date and did not vest on such date) shall immediately and fully vest. Any RSUs that have not vested after giving effect to the foregoing sentence shall immediately terminate. To the extent theretofore not provided, Lions Gate shall also pay for or provide to Feltheimer any Benefits and/or other incentive/bonus plans (other than the Discretionary Bonus) which he was receiving at the time of termination, and Feltheimer shall continue to be eligible for Stock Price Bonus(es) without regard to the early termination of this Agreement, through the expiration of the Term. If Feltheimer’s employment with Lions Gate is terminated pursuant to Paragraph 9(c), 14(a)(iv) and/or 14(b) above, Feltheimer shall have no obligation to mitigate and Lions Gate shall have no right to offset any income thereafter received by Feltheimer against Lions Gate’s payment obligations to him.
     15. Indemnification. Except with respect to claims resulting from Feltheimer’s willful misconduct or acts outside the scope of his employment hereunder, Feltheimer shall be indemnified by Lions Gate (whether during or after the Term) in respect of all claims arising from or in connection with his position or services as an officer of Lions Gate to the maximum extent permitted in accordance with Lions Gate’s Certificate of Incorporation, its By-Laws and under applicable law, and shall be covered by Lions Gate’s applicable directors and officers insurance policy, which coverage shall be no less favorable than that accorded any other officer or director of Lions Gate.
     16. Company Policies. Feltheimer shall abide by the provisions of all policy statements, including without limitation any conflict of interest policy statement, of Lions Gate or adopted by Lions Gate from time to time during the Term and furnished to Feltheimer in writing or of which he has notice.
     17. Non-Solicitation. Feltheimer shall not, during the Term and for a period of one (1) year thereafter, directly or indirectly, induce or attempt to induce any employee of Lions Gate or its affiliates, to leave Lions Gate or its affiliates or to render employment services for any other person, firm or corporation.

     18. Property of Lions Gate. Feltheimer acknowledges that the relationship between the parties hereto is exclusively that of employer and employee and that Lions Gate’s obligations to him are exclusively contractual in nature. Lions Gate and/or its affiliates shall be the sole owner or owners of all interests and proceeds of Feltheimer’s services hereunder, including without limitation, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, scripts, audio visual materials, promotional materials, photography and other intellectual properties and creative works which Feltheimer may prepare, create, produce or otherwise develop in connection with and during his employment hereunder, including without limitation, all copyrights and all rights to reproduce, use, authorize others to use and sell such properties or works at any time or place for any purpose, free and clear of any claims by Feltheimer (or anyone claiming under him) of any kind or character whatsoever (other than Feltheimer’s right to compensation hereunder). Feltheimer shall have no right in or to such properties or works and shall not use such properties or works for his own benefit or the benefit of any other person. Feltheimer shall, at the reasonable request of Lions Gate, execute such assignments, certificates, applications, filings, instruments or other documents consistent herewith as Lions Gate may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to such properties or works. Notwithstanding anything to the contrary herein, Feltheimer’s personal rolodex shall remain his personal property during the term of this Agreement and following its expiration or earlier termination. Feltheimer’s assignment of rights in this Paragraph does not apply to any invention which fully qualifies under Section 2870 of the California Labor Code.
     19. Confidential Information. All memoranda, notes, records and other documents made or compiled by Feltheimer, or made available to him during his employment with Lions Gate concerning the business or affairs of Lions Gate or its affiliates shall be Lions Gate’s property and shall be delivered to Lions Gate on the termination of this Agreement or at any other time on request from the Board. Feltheimer shall keep in confidence and shall not use for himself or others, or divulge to others, any information concerning the business or affairs of Lions Gate or its affiliates which is not otherwise publicly available and which is obtained by Feltheimer as a result of his employment, including without limitation, trade secrets or processes and information reasonably deemed by Lions Gate to be proprietary in nature, including without limitation, financial information, programming or plans of Lions Gate or its affiliates, unless disclosure is permitted by Lions Gate or required by law or legal process.
     20. Right to Use Name. During the term, Lions Gate shall have the right to use Feltheimer’s approved biography, name and approved likeness in connection with its business, including in advertising its products and services, but not for use as a direct or indirect endorsement.
     21. Miscellaneous.
          (a) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.
          (b) Amendments. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto.

          (c) Titles and Headings. Paragraph or other headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of any of the terms or provisions hereof.
          (d) Entire Agreement. Subject to the other terms hereof with respect to prior agreements (e.g., the Pre-existing Equity referenced in Paragraphs 6 and 7 above), this Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings of the parties in connection therewith.
          (e) Successors and Assigns. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except as specifically provided herein, neither of the parties hereto may assign the rights and duties of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, Lions Gate shall assign this Agreement to and provide for the assumption thereof by any successor to all or substantially all of its stock, assets and business by dissolution, merger, consolidation, transfer of assets or otherwise.
          (f) Arbitration. In exchange for the benefits of the speedy, economical and impartial dispute resolution procedure of arbitration, Lions Gate and Feltheimer, with the advice and consent of their selected counsel, choose to forego their right to resolution of their disputes in a court of law by a judge or jury, and instead elect to treat their disputes, if any, pursuant to the Federal Arbitration Act and/or California Civil Procedure Code §§ 1281 et seq.
               (i) Feltheimer and Lions Gate agree that any and all claims or controversies whatsoever brought by Feltheimer or Lions Gate, arising out of or relating to this Agreement, Feltheimer’s employment with Lions Gate, or otherwise arising between Feltheimer and Lions Gate, will be settled by final and binding arbitration in accordance with the applicable rules and procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”). This includes all claims whether arising in tort or contract and whether arising under statute or common law. Such claims may include, but are not limited to, those relating to this Agreement, wrongful termination, retaliation, harassment, or any statutory claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or similar Federal or state statutes. In addition, any claims arising out of the public policy of California, any claims of wrongful termination, employment discrimination, retaliation, or harassment of any kind, as well as any claim related to the termination or non-renewal of this Agreement shall be arbitrated under the terms of this Agreement. The obligation to arbitrate such claims will survive the termination of this Agreement. Lions Gate shall be responsible for all costs of the arbitration services, including the fees and costs of the arbitrator and court reporter fees, unless Feltheimer wishes to share such costs voluntarily. To the extent permitted by law, the hearing and all filings and other proceedings shall be treated in a private and confidential manner by the arbitrator and all parties and representatives, and shall not be disclosed except as necessary for any related judicial proceedings.
               (ii) The arbitration will be conducted before an arbitrator who is a member of JAMS and mutually selected by the parties from the JAMS Panel. In the event that the parties are unable to mutually agree upon an arbitrator, each party shall select an arbitrator from the JAMS Panel and the two selected arbitrators shall jointly select a third, and the arbitrators shall jointly preside over the arbitration. The arbitrator(s) will have jurisdiction to determine the arbitrability of any claim. The arbitrator(s) shall have a business office in or be a resident of Los Angeles County, California. The arbitrator(s) shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief, ancillary costs and fees, and punitive damages) available under state and Federal law. Either party shall have the right to appeal any adverse rulings or judgments to the JAMS Panel of Retired Appellate Court Justices. Judgment on any award rendered by the arbitrator(s) may be entered and enforced by any court having jurisdiction thereof.
               (iii) Notwithstanding the foregoing, the parties agree to participate in non-binding mediation with a mutually selected mediator prior to initiation of any arbitration process, except that either party may file any formal arbitration demand as necessary to preserve their legal rights.
     22. Severability. Each section, subsection and lesser portion of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful or unenforceable, such provision shall be deemed to be severed from this Agreement, but every other provision shall remain in full force and effect.
     23. Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
     24. Legal Counsel. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.
     25. Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
     26. Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.
     27. Notices. All notices to be given pursuant to this agreement shall be effected either by mail or personal delivery in writing as follows:

Lions Gate:
Lions Gate Entertainment
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Attention: General Counsel
Feltheimer:
Jon Feltheimer
c/o Lions Gate Entertainment
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
w/copy to:
Del, Shaw, Moonves, Tanaka, Finkelstein & Lezcano
Attn: Ernest Del, Esq. and Jeffrey Finkelstein, Esq.
2120 Colorado Avenue, Suite 200
Santa Monica, California 90404
     In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

JON FELTHEIMER	LIONS GATE ENTERTAINMENT CORP.

	By:	/s/ Wayne Levin

/s/ Jon Feltheimer	Its:	General Counsel